Exhibit 3.12.1

RESTATED CERTIFICATE OF FORMATION

OF

EXAMWORKS REVIEW SERVICES, LLC

This Restated Certificate of Formation of ExamWorks Review Services, LLC, originally formed on July 27, 2009, under the name Set-Aside Solutions, LLC, is being duly executed and filed by the undersigned authorized person to restate the certificate of formation in accordance with Section 18-208 of the Delaware Limited Liability Company Act (the “Act”).  There is no discrepancy between the restated and the original certificate of formation, as previously amended or supplemented.  It is hereby certified as follows:

FIRST:  The name of the limited liability company (the “Company”) is: ExamWorks Review Services, LLC.

SECOND:  The address of the registered office of the Company in the State of Delaware is:  1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the Registered Agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

FOURTH:  In furtherance and not in limitation of the powers conferred by the Act, the Company shall be governed by a limited liability company agreement.

FIFTH:  The Company shall to the fullest extent permitted by the provisions of Section 18-108 of the Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said Section 18-108 from and against any and all matters, and the indemnification provided for herein shall not be deemed exclusive of any other right to which any person may be entitled under the Company’s limited liability company agreement, or otherwise.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Restated Certificate of Formation as of September 1, 2010.

By:	/s/ Clare Arguedas

Clare Arguedas, VP and Assistant Secretary of ExamWorks, Inc., the sole member of Company

Authorized Person